EXHIBIT 3.1

FIRST AMENDMENT TO THE

CERTIFICATE OF DESIGNATION OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

SPECTRUM PHARMACEUTICALS, INC.

SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (f/k/a Neotherapeutics, Inc.) (the “Corporation”), by its Chief Executive Officer and President, certifies that pursuant to the authority contained in Article 4 of its Certificate of Incorporation (as amended and restated from time to time), and the Certificate of Designation of Rights, Preferences and Privileges of Series B Junior Participating Preferred Stock and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution to amend the Certificate of Designation of Rights, Preferences and Privileges of Series B Junior Participating Preferred Stock filed with the Delaware Secretary of State on December 18, 2000, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends Section 1 of the Certificate of Designation of Series B Junior Participating Preferred Stock (“Certificate of Designation”) in its entirety to read as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Junior Participating Preferred Stock,” par value $.001 per share, and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Junior Participating Preferred Stock.

{Signatures follow on next page}

IN WITNESS WHEREOF, SPECTRUM PHARMACEUTICALS, INC. has caused this First Amendment to the Certificate of Designation of Series B Junior Participating Preferred Stock to be duly executed by its Chief Executive Officer and President.

Dated: July 6, 2006

SPECTRUM PHARMACEUTICALS, INC.

/S/ Rajesh C. Shrotriya
By:	Rajesh C. Shrotriya, M.D.
Title:	Chief Executive Officer and President